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THE PNC FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES                                                                EXHIBIT 12.2
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS




                                                Three months ended                      Year ended December 31
                                                     March 31     -----------------------------------------------------------------
Dollars in millions                                  2002             2001           2000          1999         1998      1997
----------------------------------------------------------------  -------------  -------------  -----------  ---------  -----------

EARNINGS
Income from continuing operations before taxes      $  481         $  564         $1,848        $1,788        $1,651     $1,595
Fixed charges and preferred stock dividends
    excluding interest on deposits                     121            783          1,063         1,010         1,188      1,110
                                                    ------         ------         ------        ------        ------     ------
       Subtotal                                        602          1,347          2,911         2,798         2,839      2,705
Interest on deposits                                   176          1,229          1,653         1,369         1,471      1,457
                                                    ------         ------         ------        ------        ------     ------
       Total                                        $  778         $2,576         $4,564        $4,167        $4,310     $4,162
                                                    ======         ======         ======        ======        ======     ======

FIXED CHARGES
Interest on borrowed funds                          $   92         $  646         $  915        $  870        $1,065     $1,010
Interest component of rentals                           14             53             50            44            33         26
Amortization of notes and debentures                                    1              1             1             1          1
Distributions on Mandatorily Redeemable
    Capital Securities of Subsidiary Trusts             15             63             67            65            60         43
Preferred stock dividend requirements                                  20             30            30            29         30
                                                    ------         ------         ------        ------        ------     ------
       Subtotal                                        121            783          1,063         1,010         1,188      1,110
Interest on deposits                                   176          1,229          1,653         1,369         1,471      1,457
                                                    ------         ------         ------        ------        ------     ------
       Total                                        $  297         $2,012         $2,716        $2,379        $2,659     $2,567
                                                    ======         ======         ======        ======        ======     ======

RATIO OF EARNINGS TO FIXED CHARGES
    AND PREFERRED STOCK DIVIDENDS
Excluding interest on deposits                        4.98 x         1.72 x         2.74 x        2.77 x        2.39 x     2.44 x
Including interest on deposits                        2.62           1.28           1.68          1.75          1.62       1.62

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